SOCIALIST REPLUBIC OF VIETNAM

Independence – Freedom - Happiness

DRILLING CONTRACT

No: 06/2006

THIS AGREEMENT is made on the 10th Day of April, 2006.

BETWEEN:	Phuoc Son Gold Company Ltd,

Address: 113/2 Nguyen Chi Thanh St., Danang City.

Tel: 0511-825610.	Fax: 0511-8241.30

Represented by Mr. Charles Barclay - General Director

(Hereinafter termed “the Employer”) of the one part;

AND	Intergeo Division of DGMV

Address: Pham Van Dong St., Tu Liem, Ha Noi

Account No 7301-0070E- Ha Noi Investment and Development Bank

Tel. 84_4-7544197; Fax: 84-47543054

Account Number: 7301-0070E — Investment & Development Bank

Represented by Dr. Hoang Quang Chi. Director

(Hereinafter termed “the Contractor”) of the one part

WHEREBY it is hereby agreed between the parties as follows:

IN consideration of the payments to be paid at the time and in the manner set forth in the Conditions hereto annexed, the Contractor shall complete all the works and supply services described in the Specifications attached and subject to the Terms and Conditions and stipulations contained in the said Specifications and in the Conditions of Contract attached.

THAT the Employer shall pay to the Contractor the contract sum or such other sum or sums that become payable, as in the attached Conditions.

THAT the Conditions and Specifications attached shall form part of this Agreement.

This contract is made in four (4) copies, two (2) in English and two (2) in Vietnamese. Each party keeps one of each.

IN WITNESS of the above date this Agreement was:

SIGNED BY: CHARLES BARCLAY

For and on behalf of Phuoc Son Gold Co., Ltd

(The Employer)

SIGNED BY: Dr. HOANG QUANG CHI

For and on behalf of Intergeo

(The Contractor)

ANNEXURES

Annex A:	Specifications
Annex B:	Terms and Conditions
ANNEX A:	SPECIFICATIONS

LOCATION

The general area is the area of Investment License No: 2355/GP” at Bai Dat, Bai Chuoi and Bai Go of Phuoc Son Gold Project in Ouang Nam Province.

WORK TO BE PROVIDED BY THE CONTRACTOR

Supply Plant, Labour and Materials

The Contractor shall supply:

Two (2) drill rigs in good mechanical condition;

One Bulldozer DT 75 in good condition

Downhole survey equipment;

Sufficient drillers and offsiders to operate the rigs on continuous rotating shifts;

All fuels, lubricants, operating requirements, spares and such support services as may be required to complete the contract.

Mobilization / Demobilization

Mobilization: to the site will take place after 10 days of signing the contract

De-Mobilization: Demobilization and clearance of the site is to be completed within fifteen (I 5) days from the date of completion of the last hole specified by the site geologist.

Drilling Work:

The Contractor shall conduct drilling of some-holes without coring to some certain depth then coring as herein specified and as directed by the Employer’s onsite geologist.

The estimated contract value shall be USD 155,000 (One hundred and fifty five thousand US dollar), representing 2000 metres of HQ coring drilling,

It is required as follows:

1.	The holes will be 450 m maximum depth
2.	Drill holes will be vertical or declined of 60° maximum. Open hole drilling and coring drilling is to be conducted as specified by the site geologist.
3.	Core barrels are to be of double or triple tube type.
4.	The hole is to be flushed clean at each rod change.
5.	Unstable zones may require pre-collaring and/or casing.
6.	Down-hole surveys shall be conducted with presence of the site geologist at 50m intervals in each hole, or as otherwise directed by the site geologist.
7.

The specified minimum core recovery (except within unstable rnullock, caving or fault zones) is 90% and penalties as specified below shall apply to lesser recovery or contamination of core due to poor drilling practices.

8.

As much as is practicable, core is to be delivered to core trays provided by the Employer in clean, intact condition and top and bottom depths of each drill run is to be clearly recorded on drill markers which are to be inserted in the appropriate places in the core trays. Mark the interval(s) of core lost by plastic pipe if any.

9.

The Contractor shall maintain a driller’s log of each drill hole, in which a daily record of drilling progress is to be recorded, including the number, start date/time and finish date/time of each drill hole and the top and bottom depth and length and percentage of core recovery of each drill run. The log shall also include a statement of any downtime, materials/consumable used or left in the hole and problems encountered during drilling.

10.

The driller’s logs shall be made available for inspection at any time, upon request by the Employer’s site geologist. Original copies (duly signed and annotated where required by the site geologist and the Contractor’s representative) of the drillers logs to he provided to the Employer at the end of each hole.

SCHEDULE

-	The rigs are to commence drilling not later than 15 clays after the signing of the Contract. Holes will be drilled at locations and in the order specified by the she geologist.
-	Average drilling production is to be maintained at a rate consistent with the entire contract meterage being completed within a maximum period of 90 days.

TERMINATION

This contract shall terminate fifteen (15) clays from the date of completion of the last hole specified by the site geologist.

ANNEX B

TERMS AND CONDITIONS

DEFINITIONS

“Employer” shall mean: Phuoc Son Gold Co. Ltd “Contractor” shall mean: Intergeo Division of DGMV.

CONTRACTOR RESPONSIBILITIES

The Contractor shall be responsible for performing all of the work stated in the Specifications and shall provide all materials, labour, plant, mobilization and demobilization of plant and everything requited to maintain and service the equipment and complete the drilling work.

The contractor shall carry out and perform all work in a professional and good workmanlike manner and in accordance with the highest standards of practice and safety. In particular, the Contractor shall:

-	Nominate a field representative to supervise the drilling work and accept overall instructions and supervision from the Employer’s site geologist.
-	Achieve maximum possible drill core recovery.
-	Recover core in an intact, undisturbed and uncontaminated condition, as far as is practicable.
-	Keep a comprehensive driller’s log of each drill hole,
-	Protect the environment during drilling. In particular, all drilling fluids are to be discharged tea an appropriate sump and no discharges into streams or waterways will be permitted.
-	Maintain the drill sites in a clean, safe and orderly condition. In particular, all rubbish. damaged equipment or pipes are to be removed by the Contractor to a designated rubbish dump,
-	Maintain and secure drilling equipment onsite.
-	Otherwise comply with the terms of this contract.

EMPLOYER RESPONSIBILITIES

The Employer shall he responsible for arranging all administrative requirements related to the specified work. In particular. The Employer shall;

-	Provide a site geologist to supervise work in progress and modify the work, if necessary due to unforeseen problems.
-	Provide the contractor with clear specifications of all drill holes.
-	Provide the contractor with drill access and pads.
-	Provide core boxes and depth markers.
-	Transport drill core from the drill sites.
-	Plug drills holes.
-	Provide on-site security during the term of the contract.
-	Make all payments due in a timely manner.
-	Pay compensation to the Government and/or local owners for forestry damage, if any caused by construction of access and drill pads.

Otherwise comply with the terms of this contract.

OVERALL CONTROL OR WORK

The work shall he carried out under the overall direction and to the satisfaction of the Employer.

BASIS OF PAYMENTS TO THE CONTRACTOR

Currency: The currency of the contract is Vietnamese Dong and will be paid in accordance with the exchange rate at the payment time.

Rates: Applicable rates shall be included VAT tax as follows:

1. Mobilization / Demobilization Rate:

Mobilization and Demobilization include mobilization and demobilization of all equipment, labour to and from the working sites, moving equipment from Bai Dat to Bai Go or vice versa as well as the spare parts for replacement, if required.

-	Drill Rig: 2,000USD/ One Rig.
-	Bulldozer 1.100 USD/Bulldozer
-	Labour. 600 USD/ 1 Drill Rig
-	Moving Drill Rig from Bai Dat to Bat Clo or vice versa 530 DSD/time
2.	Drilling Rate:

*Vertical drilling of new drill boles;

93.00 USD/m of PQ coring @ <.100m depth

75.30 USD/m of HQ coring @ <.200m depth

66.80 USD/m of NQ coring @ <.200m depth

74.20 USD/m of NQ coring @ > 200m - 300m depth

77.50 USD/m of NQ, coring @ > 300m - 350m depth

8.1.50 USD/M of NQ coring @ > 350m - 400m depth

86.00 USD/m: of NQ coring @ > 400m – 450m depth

42.50 USD/m of Drilling through concrete

*Reopen and vertical drilling of old drill holes,

42.40 USD/m of reopening old hole

66.80 USD/m of NQ coring @ < 200w depth

74.20 USD/m .of NQ coring @> 200w - 300w depth

*Inclined drilling

Drilling rate of Inclined drilling from 60° - <900 will be increased by 6% of the vertical drilling rate.

The above metre rates shall cover all drilling activities, including: insurances, food, drilling, reaming, normal remediation of locally unstable or porous hole sections, bit usage and all drilling consumables including (without limitation) water, drilling muds and additives and equipment lost down-hole.

The metre rates shall not include: core trays, transport or core from the drill sites, plugging or drill holes, cement for down-hole grouting.

3.	Other works:
-	Casing rate (Casing rate shall apply to the metres or casing to be cased during drilling except for the first 10 m of each hole); 7.15 USD/m
-	Downhole survey Rate, using KXP-2A. equipment 50.88 USD/survey.
-	Drill rig installation and shifting from one hole location to another: 140.00 USD/hole
-	If distance from the water supply source to the rig exceeds 500m then a surcharge shall be applied: 68.00USD/extra 100m
-	Bulldozer rate of working hours to support the drilling programme as
required by the Employer	70.00USD/ 7 hour – shift
-	Bulldozer standby rate: 20.00 USD/bulldozer/day

CONTRACT VALUE:

The contract value shall be deemed to be 155,000 USD (One hundred fifty five thousand dollar), equal to 2000 coring drilling metre of HQ.

EARLY TERMINATION

Depending on drilling results. the Employer may terminate drilling prior to completion drilling metres specified in the contract. In this case the contractor will not require any payment from the Employer for the unused portion of the contract value.

ADVERSE DOWN-HOLE DRILLING CONDITIONS:

In the event that exceptionally adverse ground conditions (beyond that which a competent driller would normally be expected to control) are encountered, then the problem shall first be discussed with the Employer’s site geologist. who will decide whether the hole warrants remediation or re-drilling. In no instance-shall additional remediation charges be payable by the Employer, without the contractor receiving prior written approval for such remediation from the site geologist.

EQUIPMENT LOST DOWNHOLE

All equipment lost clown-hole including easing will be the Contractor’s responsibility and will not be chargeable to the Employer except-for the case the Employer requires the Contractor to leave equipment down-hole.

PENALTIES

Where average Core Recovery of non-caving and/ or non-faulted hole is between 70% and 90% due to poor drilling practice: a penalty of 15% of the applicable metre rate shall be deducted from the value of the hole.

Where average Core Recovery of the non-caving and/or non-faulted hole less than 70% (due to poor drilling practice): The Employer may require the hole to be re-drilled at Contractors expense.

BREAKDOWNS

The Contractor shall be responsible for servicing and repairs to all drilling plant and equipment. In the event that a breakdown that cannot be remedied on-site, the Contractor shall be responsible for providing replacement equipment to enable timely completion of the work_

PAYMENTS

Payments by the Employer to the Contractor shall be made in installments, as follows;

(i)	10.000 USD (ten thousand dollar) upon signing of this contract
(ii)	Subsequent payments will be at the 10 early days in the next month according to the chilled metres of thin month certified by the on-site geologist of the Employer.
(iii)

After completion of the last drill hole, the remaining value of the work performed (including surcharges, if any) will be paid 30 days after final completion and demobilization. If the payment is delayed over 30 days, the Employer shall pay to the Contractor the current Bank interest of the payment, but the delay will not exceed 90 days.

INSURANCE & INDEMNITY

-

The Contractor shall have in place current insurance policies that cover public liability and worker compensation. All of the Contractor’s activities hereunder shall be at its own risk and the Contractor shall not be entitled to insurance protection provided by the Employer provided that the Employer shall defend and indemnify the Contractor from losses, claims. demands, liabilities, suits or actions arising from injuries or death, or from the loss or damage to the property of any person or persons, by the acts or omissions of the Employer or any person other than the Contractor performing on its behalf any negligent acts or omissions.

-

The Contractor shall defend and indemnify the Employer and its directors, officers, employees and agents from any and all losses, claims, demand, liabilities, suits or actions arising from injury or death of any person or persons, or from the loss or damage to the property of any person or persons, by the acts or omissions of the Contractor or any person performing on its behalf or any negligent acts or omissions.

CONTRACTOR’S PERSONNEL

-	The Contractor and Contractor’s personnel shall abide by local laws and regulations.

-	The Contractor and Contractor’s personnel shall at all times maintain good relations with the local people and authorities and will notify the Employer if any conflicts arise.
-	The Contractor shall remove any Contractor employee who is objectionable or unsatisfactory to the Employer and shall provide a replacement employee at no cost to the Employer.

SAFETY

The Contractor shall maintain the highest standards of safety and shall take every reasonable precaution against accident or injury to the works and forest properly and no person whether employed on the works or otherwise.

SUBCONTRACTS

The Contractor shall not sublet any of the work, without first receiving prior written approval from the Employer. The Contractor shall have full responsibility for any subcontractors so approved.

CONFIDENTIALITY

The Contractors shall not divulge any information regarding drilling results or permit any access to drill core or samples to any individual other than the Employers’ authorized representatives, except with that specific written permission of the Employer.

FORCE MAJEURE

Neither party shall be liable for any failure to perform, or for delay in the performance of any obligation under this contract as a result of war, flood, inevitable accident, embargoes, legal restraint or other cause beyond its reasonable control.

TERMINATION

This contract will terminate upon expiry of the term specified in the Specifications, or at any time by the Employer demonstrating failure of the Contractor to carry out any of the obligations under this contract whether by default, omission, or misconduct. Upon termination, the Employer shall pay to the Contractor all moneys due for the work completed.

ARBITRATION

Both parties agree to fulfill their respective obligations under this contract. If however any dispute between parties should arise, than the parties will endeavor to settle the matter in as spirit of mutual co-operation, but in the event that a dispute cannot be so settled, then the matter shall be referred to the Vietnamese Court of Arbitration.

SURVIVAL

Notwithstanding the termination of this contract, any duty or obligation which has been incurred and which has not been fully observed, performed or discharged shall survive such expiration or term nation until such duly or obligation has been fully observed, performed or discharged.

SOCIALIST REPUBLIC OF VIETNAM

Independence - Freedom - Happiness

ANNEX OF THE DRILLING CONTRACT

No. 06/2006 dated April X0, 2006

No: 18/2007

Today, on May 31, 2007, we consist of:

PARTY A: PHUOC SON GOLD CO., LTD.

•	Address: 644-646 Ngo Quyen Street, Danang Dity.
•	Tel: 0511.945 288 -Fax; 0511.845 290
•	Represented by: Mr. CHARLES BARCLAY - Position : Director General

And

PARTY B: INTERGEO DIVISION

•	Address : Pham Van Doug Street, Tu Liem, Hanoi.
•	Tel: 04. 7544197 -Fax: 04.7543054
•	Represented by: Mr. HOANG QUANG CHI - Position : Director General

After discussion, the both parties have agreed to change the following articles to the Drilling Contract No. 06/2006 signed on April 10, 2006:

A. DURATION:

The term of the contract will be extended 01 year as from June 01, 2007 to May 31, 2008.

B. ESTIMATED VALUE THE ANNEX

The estimated value at’ the annex is 800,000USD, presenting :11,000 metres of HQ coring.

C. DRILLING RATE:

I. Drilling with a total metres up to 2,000m

No	Drilling Work	Unit	Rate (USD/m)	Notes
Fully Core-Vertical
1	Vertical PQ:‹ 100m depth	M	84.00
2	Vertical PQ:> 100m - 200m depth	M	92.00
3	Vertical HQ: ‹ 200m depth	M	72.00
4	Vertical HQ:> 200m - 250m depth	M	78.00
5	Vertical HQ3: ‹ 200m depth	M	73.00
6	Vertical HQ3:> 200m - 250m depth	M	82.00
7	Vertical NQ: ‹ 200m depth	M	64.00
8	Vertical NQ:> 200m – 300mdepth	M	72.00
9	Vertical NQ:‹ 300m - 350m depth	M	74.00
10	Vertical NQ:> 350m - 400m depth	M	76.00
11	Vertical NQ:> 400m - 450m depth	M	78.00
12	Vertical NQ:> 450m - 500m depth	M	80.00
Fully core-Declination: 60-90°
1	Declined PQ:‹ 100m depth	M	94.00
2	Declined PQ:> 100m - 200m depth	M	98.00
3	Declined HQ: ‹ 200m depth	M	80.00
4	Declined HQ:> 200m - 250m depth	M	85.00
5	Declined HQ3: ‹ 200m depth	M	83.00
6	Declined HQ3:> 200m - 250m depth	M	89.00
7	Declined NQ: ‹ 200m depth	M	68.00
8	Declined NQ:> 200m – 300mdepth	M	78.00
9	Declined NQ:> 300m - 350m depth	M	80.00
10	Declined NQ:> 350m - 400m depth	M	82.00
11	Declined NQ:> 400m - 450m depth	M	84.00
12	Declined NQ:> 450m - 500m depth	M	86.00
Other Drilling Works
1	Re-drilling through concrete	M	37.00
2	Old hole re-opening/vertical reaming	M	35.00
3	Old hole re-opening/declined reaming	M	37.00
Other Works
1	Down-hole surveys	Per time	50.00
2	Casing	M	7.00
3	Moving between holes	Per time	130.00

II. Discount Conditions:

-	From 2001 -4000 drilling metres: discount of 2% to the total -value of metres drilled.
-	From 4001 - 6000 drilling metres: discount of 4% to the total value of metres drilled.
-	From 6001 drilling metres and over: discount of 6% to the total value of metres drilled.

This annex shall form a part of the drilling contract No. 06/2006 dated April 10, 2006. The above agreed articles in this Annex will replace the correlative ones in the contract No 06/2006, The other articles of this contract remain legal validity and execution,

This annex is made in four (4) copies. two (2) in English and Iwo (2) in Vietnamese with the same legal value. Each party keeps one of each,

FOR PARTY A	FOR PARTY B

SIGNED	SIGNED
CHARLES BARCLAY	DOAN TRUONG